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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                             GIBSON GREETINGS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                             GIBSON GREETINGS, INC.
                                2100 Section Road
                             Cincinnati, Ohio 45237



                            NOTICE OF ANNUAL MEETING


The Annual Meeting of Stockholders of Gibson Greetings, Inc. will be held at the Metropolitan Club, 50 E. RiverCenter Blvd., Covington, Kentucky, at 11:00 a.m. Eastern Daylight Time, on August 26, 1999 for the following purposes:

         1.   To elect three directors;

         2.   To approve the Gibson Greetings, Inc. 1999 Stock Incentive Plan;

         3.   To consider, if presented at the meeting, a stockholder proposal;
              and

         4. To transact any other business that properly may come before the meeting.

Stockholders of record at the close of business on July 9, 1999 are entitled to receive notice of, and to vote at, the meeting.

--------------------------------------------------------------------------------


         BY ORDER OF THE BOARD OF DIRECTORS,               July 26, 1999

         HAROLD L. CALDWELL

         SECRETARY

--------------------------------------------------------------------------------


IMPORTANT:

      TO VOTE YOUR SHARES, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY. THE ENCLOSED RETURN ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA.

--------------------------------------------------------------------------------

                             GIBSON GREETINGS, INC.
                                2100 Section Road
                             Cincinnati, Ohio 45237
                                 (513) 841-6600




                                 PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Gibson Greetings, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Stockholders on August 26, 1999. This Proxy Statement and the accompanying proxy card are being mailed to stockholders on or about July 26, 1999.


                          OUTSTANDING VOTING SECURITIES

On July 9, 1999, the record date for the meeting, there were 15,831,897 shares of the Company's common stock issued and outstanding and entitled to vote at the Annual Meeting. Each share is entitled to one vote. The holders of at least a majority of these shares must be represented in person or by proxy at the Annual Meeting for the meeting to be held.


                               PROXIES AND VOTING

Stockholders are urged to: read carefully the material in this Proxy Statement; specify their choice on each matter by marking the appropriate boxes on the enclosed proxy card; and sign, date and return the card in the enclosed stamped envelope. A stockholder who executes a proxy may revoke or revise that proxy at any time before it is voted by written notice to the Company's Secretary or may, by voting by ballot at the meeting, cancel any proxy previously returned.

The Company's Proxy Committee consists of two individuals, each of whom is an officer of the Company. If a stockholder's proxy card is properly executed and returned, but no choice is specified, the shares will be voted by the Proxy Committee as recommended by the Company. At the present time, it is intended that proxies which contain no instructions to the contrary will be voted "For" the nominees for director named in this Proxy Statement, "For" the Gibson Greetings, Inc. 1999 Stock Incentive Plan and "Against" the stockholder proposal. If any nominee for director is not available for election, the proxies will be voted for the election of such other substitute nominee as may be recommended by the Company. Proxy cards, unless otherwise indicated by the stockholder, also confer upon the Proxy Committee discretionary authority to vote all shares of the stock represented by the proxies on any matter which properly may be presented for action at the meeting. At the present time, the Company is not aware of any business or matter which properly may be presented for action at the meeting other than as is described in this Proxy Statement.

The affirmative vote of a plurality of the shares of the Company's common stock voting in the election of directors will be sufficient to elect the nominees as directors. Any other matter described in this Proxy Statement or presented at the meeting will be determined by a vote of a majority of the shares of common stock present in person or represented by proxy and voting on that matter. Abstentions have the effect of negative votes; broker non-votes are deemed to be absent shares. Votes at the meeting will be tabulated by officers of the Company, who act as Judges of Election.


                          ATTENDANCE AT ANNUAL MEETING

To ensure the availability of adequate space for stockholders wishing to attend the meeting, attendance may be limited to stockholders of record or their proxies, beneficial owners of the Company's stock having evidence of such ownership, and invited guests of Management. Please indicate whether you plan to attend the Annual Meeting by checking the appropriate box on the enclosed proxy card.

                             THE BOARD OF DIRECTORS

The Company's business, property and affairs are managed by, or under the direction of, the Board of Directors. Currently, the number of the Company's directors is set at seven, divided into three classes, with Class I composed of three directors and Classes II and III each composed of two directors. The nominees in Class I will be nominated for election as directors to serve until the Annual Meeting in 2002 or until their successors are elected and qualified. The directors in Class II will serve until the Annual Meeting in 2000 and the directors in Class III will serve until the Annual Meeting in 2001.

Two of our Class I director-nominees, Messrs. Lindberg and Pezzillo, initially planned to retire at the time of the Annual Meeting in accordance with the Company's Bylaw provision providing for retirement at the time of the Annual Meeting following a director's 70th birthday. After considering the Company's currently ongoing comprehensive review of its operations and organization, however, the Board determined that the continued advice and experience of these directors is needed. Therefore, the Board unanimously waived the application of the Bylaw provision and nominated Messrs. Lindberg and Pezzillo for re-election. Information about each of the nominees and continuing directors is given below.

                                     CLASS I
                   (Nominees for election to serve until 2002)

         CHARLES D. LINDBERG, age 70. Mr. Lindberg has been a partner in the law firm of Taft, Stettinius & Hollister LLP, counsel to the Company, for more than the past five years. He has been a director of the Company since May 1991.

         ALBERT R. PEZZILLO, age 70. Mr. Pezzillo was Chairman of the Board of the Company from February 1996 until April 1997. He also served as the Company's Chief Executive Officer from February until August 1996. He was a business consultant from 1990 until 1996 after his retirement in 1990 from his position as Senior Vice President of American Home Products Corporation, a manufacturer and marketer of ethical pharmaceuticals, medical supplies and hospital, consumer health care, food and household products. Prior to joining American Home Products in 1981, he held a variety of executive positions with Warner Lambert Company and Colgate Palmolive Company. Mr. Pezzillo became a director of the Company in April 1990.

         C. ANTHONY WAINWRIGHT, age 65. Mr. Wainwright has been Vice Chairman of McKinney and Silver Inc., an advertising agency, since April 1997. From 1995 to 1997, he was Chairman of the advertising agency, Harris, Drury, Cohen, Inc. He was Chairman of Compton Partners, Saatchi & Saatchi (formerly Campbell-Mithun-Esty), a national advertising agency, from 1994 to 1995 and was Vice Chairman of Campbell-Mithun-Esty from 1989 to 1994. From 1980 until 1989, he was President, Chief Operating Officer and a director of The Bloom Companies, Inc., a holding company for a national advertising agency group. Prior to 1980, Mr. Wainwright held various executive positions with companies in the advertising and marketing industries. He is also a director of Marketing Services Group, Inc., American Woodmark Corporation, Del Webb Corp., Advanced Polymer Systems and Caribiner International. He has been a director of the Company since March 1988.

                                    CLASS II
                            (Terms expiring in 2000)

         GEORGE M. GIBSON, age 65. Mr. Gibson retired in 1992 from The Procter & Gamble Company, having served as its Vice President - Treasurer from 1987 to 1992 and as Vice President - Comptroller from 1973 to 1987. He was associated with Procter & Gamble, a manufacturer of consumer household products, for over 35 years. Mr. Gibson has been a director of the Company since April 1996.

         ROBERT P. KIRBY, age 62. Mr. Kirby has been Chairman and Chief Executive Officer of Castleberry/Snow's Brands, Inc., an independent meat canner, since 1990. Previously, he served as President and Chief Executive Officer of Murray Bakery Products, Inc., a manufacturer of cookies, from 1985 to 1988 and as Group Vice President of Borden, Inc., with responsibility for the Dairy Group, from 1980 to 1984. Mr. Kirby has been a director of the Company since September 1997.

                                    CLASS III
                            (Terms expiring in 2001)

         FRANK J. O'CONNELL, age 56. Mr. O'Connell has been Chairman of the Board of the Company since April 1997 and has been the Company's Chief Executive Officer and President since August 1996. He was a business consultant from May

1995 to August 1996. He served as President and Chief Executive Officer of SkyBox International, Inc., a trading card manufacturer, from July 1991 to May 1995. Prior to joining SkyBox, he was a venture capital consultant from February 1990 to July 1991 and served as President of Reebok Brands, North America from February 1988 to February 1990. He became a director of the Company in August 1996. He is also a director of Moto Guzzi Corporation.

         CHARLOTTE A. ST. MARTIN, age 54. Ms. St. Martin has been Executive Vice President of Marketing of Loews Hotels since November 1996. From 1989 to November 1996, she served as Executive Vice President, Operations and Marketing for Loews Hotels. Previously she served Loews Hotels in a variety of other executive capacities, including as President of Loews Anatole Hotel for eight years. Loews Hotels owns and operates 15 hotels nationally and internationally. Ms. St. Martin is a former President of the Dallas Convention and Visitors' Bureau. She is also a director of Ryland Group, Inc. She has been a director of the Company since August 1993.

COMPENSATION OF DIRECTORS. The Company pays an annual fee of $20,000 for services of directors who are not employees of the Company and an annual fee of $2,500 per chairmanship to each committee chairman. In addition, nonemployee directors receive fees of $1,000 for each Board meeting attended and $900 for each committee meeting attended, plus reimbursement of expenses. Under the Company's 1996 Nonemployee Director Stock Plan (the "Stock Plan"), nonemployee directors are required to take one-half of their annual retainer in shares of the Company's common stock. Additionally, under the Company's 1989 Stock Option Plan for Nonemployee Directors, each nonemployee director of the Company, at the close of business on the day of the Annual Meeting, has received an option to purchase 3,000 shares of common stock. This plan has now expired. The Company intends to continue annual option grants to nonemployee directors from the new 1999 Stock Incentive Plan, assuming stockholder approval of that proposed Plan.

In order to continue to attract and retain outstanding individuals to serve as nonemployee directors of the Company ("Outside Directors"), the Company has a Retirement Plan for Outside Directors (the "Directors Retirement Plan"). Outside Directors are defined by the Directors Retirement Plan as directors not employed by the Company or a subsidiary and include former or retired employees if they are not vested under any other Company retirement plan. In order to qualify for benefits under the Directors Retirement Plan, an Outside Director must have served the Company as such for at least nine years. An Outside Director who qualifies for benefits under the Directors Retirement Plan will receive an annual benefit, payable quarterly for life, equal to the amount of the Company's annual directors fee (not including payments for serving as chairman of a Board committee) paid to Outside Directors on the date on which the Outside Director's service to the Company ceases (the "Annual Retainer"). Benefits under the Directors Retirement Plan begin upon termination of service for directors who have reached age 65 and begin at age 65 for those whose services terminate prior to that age. If an Outside Director who has qualified for benefits under the Directors Retirement Plan dies before receiving any benefits, his or her designated beneficiary or estate will receive a payment equal to five times the Annual Retainer. If an Outside Director dies after the commencement of benefits but prior to having received them for five years, the beneficiary or estate will receive an amount equal to five times the Annual Retainer less any benefits already paid.

MEETINGS; COMMITTEES OF THE BOARD. The Board of Directors held 15 meetings in 1998. The Board of Directors currently has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating Committee. The Executive Committee was composed in 1998 of Messrs. Albert R. Pezzillo (Chairman), Frank
J. O'Connell and, until his retirement from the Board in February 1998, Frank Stanton. The Executive Committee, which held one meeting during 1998, may exercise all of the powers of the Board, except to the extent restricted by Delaware law. The Audit Committee deals with financial reporting and control of the Company's assets. This Committee, consisting in 1998 of George M. Gibson (Chairman), Charles D. Lindberg and Robert P. Kirby, held four meetings during that year. The Compensation Committee, composed through June 1998 of C. Anthony Wainwright (Chairman), Charlotte A. St. Martin and Albert R. Pezzillo, and thereafter of C. Anthony Wainwright, Charlotte A. St. Martin and George M. Gibson, sets cash compensation for the Company's executive officers, approves terms and conditions of employment contracts for the Company's executive officers and establishes terms and conditions of the Company's bonus and retirement plans. The Committee also administers the Company's Stock Option and Incentive Plans (except that option grants to nonemployee directors are made by the full Board), selects the executive officers to whom awards will be made under the Plans and, subject to the limitations imposed by the Plans, establishes the terms and conditions of each award. The Compensation Committee held seven meetings in 1998. The Nominating Committee, composed in 1998 of Messrs. Gibson (Chairman) and Wainwright, recommends to the Board for nomination, or to a class for election in the event of a vacancy, nonemployee directors of the Company. The Nominating Committee did not meet during 1998. For 1998, each director attended at least 75% of the aggregate of the total number of Board of Directors meetings and the total number of meetings of committees of the Board on which the director served.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. Mr. O'Connell is a member of the Board of Directors of Castleberry/Snow's Brands, Inc., of which Mr. Kirby is Chairman and Chief Executive Officer. As a director, Mr. O'Connell is involved in executive compensation decisions for the executive officers of Castleberry/Snow's Brands, Inc.


                      APPROVAL OF 1999 STOCK INCENTIVE PLAN

The Gibson Greetings, Inc. 1999 Stock Incentive Plan (the "1999 Plan" or the "Plan") was adopted by the Board of Directors, subject to stockholder approval, on March 23, 1999. The Plan provides for the grant to the Company's employees, directors and advisors of options to purchase common stock and, in limited numbers, for awards of restricted shares of common stock.

Previously the Company maintained separate plans for key employees and nonemployee directors. However, when the 1989 Stock Option Plan for Nonemployee Directors expired earlier this year, the Company decided to create a new plan from which all grants could be made. Whereas the Company's existing plans only permit grants to key employees, any employee of the Company or its subsidiaries may be selected for an award under the 1999 Plan. The ability to grant awards to advisors was added so that the Company also may use stock to compensate them for their efforts.

RECOMMENDATION OF THE BOARD. The Board of Directors recommends that stockholders vote "FOR" approval of the 1999 Plan. The Plan will enable the Company to continue its annual stock option grants to nonemployee directors, who are not eligible to receive grants under the Company's other plans. In addition, the Plan will provide shares for new grants to key employees. As of July 9, 1999, only 158,033 shares remain available for grants under the Company's existing stock option and incentive plans. Moreover, because of the drop in the Company's stock price, all outstanding stock options are "under water." The Board of Directors believes that the Company's ability to continue to attract and retain highly qualified employees will be impaired if it does not have additional shares available to provide a mix of cash and non-cash incentive compensation.

A summary of the 1999 Plan follows. The full text of the Plan is set forth as Exhibit A to this Proxy Statement and should be read for complete information.

THE PLAN. Up to 723,000 shares of the Company's common stock may be issued under the Plan. Of these, 23,000 are shares that remained available for grant under the 1989 Stock Option Plan for Nonemployee Directors when that Plan expired and that are being moved over to the 1999 Plan. The 1999 Plan provides that stock options for no more than 200,000 shares may be granted to any director or employee during any period of twelve consecutive months, and no more than 20% of the Plan's shares may be issued as restricted shares. Options which expire unexercised and shares which are tendered in payment of an option's exercise price, will be available for re-issuance under the Plan. Similarly, restricted shares which are reacquired by the Company and as to which no benefits of ownership have been received (i.e., voting and dividend rights) will be available for re-issuance and will not count against the 20% limitation. Appropriate adjustments in the number of shares issuable and in the number and price of shares covered by outstanding options will be made to give effect to changes in the Company's capitalization (stock splits, stock dividends, etc.).

The Plan provides that it will be administered and interpreted by the Board of Directors. Subject to the terms and conditions of the Plan, the Board will have the authority to select the recipients of Plan awards, determine the number of shares of common stock covered by an award and the award's exercise or purchase price, and set all other terms and conditions of an award. The Board also may waive or amend the terms and conditions of an award, or accelerate the award's exercisability or vesting, under circumstances selected by it. However, stock options may not be "repriced." The Board may delegate its authority to a committee of directors. Furthermore, either the Board or the committee may delegate its authority to the Company's Chief Executive Officer except as it relates to awards to the Company's executive officers and directors. The Company currently anticipates that the 1999 Plan will be administered by the Compensation Committee of the Board except in respect of stock option grants to nonemployee directors, which will be the province of the full Board.

Only the Board may amend or terminate the Plan, and it may do so at any time. Stockholder approval will be sought for amendments to the extent required by law and the rules of The Nasdaq Stock Market. The 1999 Plan has no set termination date, but no Incentive Stock Option may be granted after March 22, 2009 or after any earlier date on which the Plan is terminated.

STOCK OPTIONS. Options granted under the Plan may be either "incentive stock options" as defined in Section 422 of the Internal Revenue Code (the "Code") or "nonqualified" options. More than one option may be granted to any participant in the Plan, and more than one form of option may be granted to any employee-participant. Nonemployee directors and advisors may only receive nonqualified options.

The per share exercise price of an incentive stock option may not be less than 100% of the fair market value of the Company's common stock on the date the option is granted, and no incentive stock option may be exercised after ten years from its date of grant. Incentive stock options granted to a person who holds more than 10% of the Company's voting stock must be granted at a price of at least 110% of fair market value on the date of grant and may be for a term no longer than five years. An incentive stock option is not transferable, except upon the optionee's death, and during his or her lifetime may be exercised only by the optionee.

Generally, the exercise price of a nonqualified option also must be no less than 100% of fair market of the Company's common stock on the date of grant. However, up to an aggregate of 5% of the authorized Plan shares may be issued without regard to this limitation and to the vesting limitations for restricted shares discussed below. A nonqualified option may be transferred pursuant to a domestic relations order and under other circumstances, terms and conditions set by the Board.

Although the 1999 Plan contains no limitations on option grants to nonemployee directors, the Board intends to adopt a compensation resolution relating to these grants which mirrors the terms of the expired 1989 Stock Option Plan for Nonemployee Directors. Specifically, each person who is a nonemployee director of the Company at the close of business on the day of the Company's Annual Meeting of Stockholders will be granted an option to purchase 3,000 shares of common stock. Each option will have an exercise price of 100% of fair market value on the date of grant and will be for a term of ten years. The Board will have discretion to change this compensation policy in the future.

For purposes of the Plan, the "fair market value" of the Company's common stock is the last sale price reported on The Nasdaq Stock Market on a given date. On July 9, 1999, the fair market value of the common stock was $6.125 per share.

An option's exercise price may be paid, at the election of the optionee, in cash, with shares of the Company's common stock which have been owned for at least six months, or by a combination of these methods. Shares used for this purpose will be valued at their fair market value on the date of payment.

An option which is not exercisable will terminate when the optionee's employment or service as a director terminates. If an option is exercisable at the time of termination of employment or service as a director, it usually will terminate on the earliest of its full exercise, its expiration date, or 30 days after the termination date. If, however, the option is then exercisable and the termination of employment or service as a director is due to (a) retirement, the option may be exercised for three months after retirement or (b) death or disability, the option may be exercised for one year after the date of death or commencement of disability. An option granted to an advisor terminates upon the earlier of its full exercise or its expiration date. The termination provisions applicable to an option apply even if the option has been transferred to someone other than the person to whom the option was originally granted. The Plan allows the Board to extend these option exercise periods.

RESTRICTED SHARES. The Board may grant awards of restricted shares under the Plan. Except as specified in the Plan, the Board has discretion to determine the number of shares of common stock awarded, the purchase price (if any) per share and the conditions and restrictions applicable to the award. The Board may condition the ultimate receipt of restricted shares on continued employment, attainment of specified performance goals, or other conditions.

Generally, the vesting period for restricted shares must be at least three years. If performance-based conditions are imposed, the vesting period must be at least one year. Also, up to a total of 5% of the authorized Plan shares may be issued without regard to these vesting limitations and the 100% of fair market value exercise price requirement for stock options.

Unless otherwise provided in the award, restricted shares will have no voting or dividend rights until they are fully vested.

CHANGE IN CONTROL. If the Company consolidates with, merges into or transfers all or substantially all its assets to another corporation, the Plan and any then unexercised options and unvested restricted shares will terminate unless the successor corporation assumes the Plan's obligations. However, all options will become exercisable and all restricted shares will become fully vested in the event of a "change in control." Under the Plan a change in control includes
(a) the acquisition by a person or group of 30% or more of the Company's voting power, (b) certain changes in the composition of the Board, (c) stockholder approval of certain mergers and (d) stockholder approval of a plan of liquidation or agreement for the sale of all or substantially all of the Company's assets. The Plan provides that, unless otherwise provided in a separate agreement with the Company, if payments to a participant would constitute "excess parachute payments" under the Code when added to other payments made to the participant, amounts payable in accordance with the Plan's change in control provisions will be reduced so that the holder of an award is not subject to the 20% excise tax on the payments and, therefore, the Company is able to deduct the payments.

FEDERAL INCOME TAX CONSEQUENCES. Generally, the recipient of an incentive stock option recognizes no income upon the grant or exercise of the option. If the stock purchased on exercise of an incentive stock option is not disposed of within two years from the date of grant nor within one year after exercise, the amount realized on the sale or taxable exchange of the stock in excess of the option price is treated as a long-term capital gain and the Company is not entitled to a federal income tax deduction. If stock acquired through the exercise of an incentive stock option is disposed of before the expiration of either of the prescribed holding periods, the lesser of (a) the difference between the option price and the fair market value at the time of exercise or
(b) the difference between the option price and the amount realized upon disposition is treated as ordinary income to the optionee at the time of disposition, represents a preference item for purposes of calculating alternative minimum tax, and is allowed as a deduction to the Company. Any excess of the amount realized upon sale over the fair market value at the time of exercise is generally treated as capital gain to the optionee.

Under most circumstances, an optionee who exercises a nonqualified option recognizes taxable ordinary income, and the Company is entitled to a deduction, at the time of exercise of the option, in an amount equal to the excess of the fair market value of the shares purchased over the option price. At the time of a subsequent sale of the shares, the optionee recognizes a taxable capital gain or loss based upon the difference between the fair market value at the time of exercise and the selling price.

The recipient of restricted shares may elect to treat as income for the year in which the restricted shares are received the difference between the purchase price and the fair market value of the restricted shares at the date of purchase. If this election is not made, the recipient realizes taxable income equal to the difference between the purchase price and the then fair market value of the restricted shares on the date on which the restrictions lapse. In general, the Company is entitled to deduct amounts realized as income by the recipient.

ACCOUNTING CONSIDERATIONS. The proceeds of the sale of stock under the Plan constitute general funds of the Company and may be used by it for any purpose. Under accounting practices currently in effect and followed by the Company, neither the grant at fair market value nor the exercise of a stock option results in any charge against the Company's earnings. On the other hand, the grant of an option or the sale of restricted shares at a price below fair market value will result in compensation expense to the Company, with the expense and related tax benefits being recognized systematically in the Company's financial statements over the applicable vesting or restricted periods.

The Financial Accounting Standards Board intends to issue an Interpretation of the accounting rules which would require the recognition of compensation expense for stock options granted to nonemployee directors and advisors. An Exposure Draft of the proposed Interpretation has been issued for public comment, and may or may not ultimately be adopted as proposed. If adopted, the Company does not believe that the effect of the Interpretation, as it relates to the Company's option grants to nonemployee directors, will be material, due to the relatively small numbers of shares covered by those grants. The Company will take then-applicable accounting rules into consideration in connection with any option grants to advisors.

GRANTS. No awards will be granted under the Plan until it has been approved by the Company's stockholders. Assuming approval, the contemplated annual stock option grants to the Company's nonemployee directors will begin on the date of the Annual Meeting. The recipients of, and number of shares covered by, other grants under the 1999 Plan are not known at this time. The Plan has no limitation on the maximum number of participants. As of July 9, 1999, options were outstanding under the Company's other stock option and incentive plans for the following numbers of shares: Mr. O'Connell, 1,500,000 shares; Mr. Wilson, 150,000 shares; Mr. Ionna, 120,667 shares; Mr. Brown, 100,000 shares; Ms. Kemp, 60,000 shares; all current executive officers as a group, 1,983,667 shares; and all employees, including all current officers who are not executive officers, as a group, 337,068 shares. The Company's nonemployee directors, who have received "formula" grants under the now expired 1989 Stock Option Plan for Nonemployee Directors, hold outstanding options as follows: Mr. Gibson, 5,000 shares; Mr. Kirby, 3,000 shares; Mr. Lindberg, 9,000 shares; Mr. Pezzillo, 29,750 shares; Ms. St. Martin, 7,000 shares; and Mr. Wainwright, 8,000 shares.

The Board of Directors intends to cause the following resolution to be presented to stockholders for action at the Annual Meeting. The affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote will be required for approval, with abstentions having the effect of votes against the proposal and broker non-votes deemed to be absent shares.

RESOLVED, that the Gibson Greetings, Inc. 1999 Stock Incentive Plan be, and it hereby is, approved and adopted.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL AND ADOPTION.
      ---------------------------------------------------------------------

                              STOCKHOLDER PROPOSAL

The Plumbers' Union, Local No. 12, 1230-1236 Massachusetts Avenue, Boston, Massachusetts 02125, the beneficial owner of 3,300 shares of the Company's common stock, has submitted the proposal set forth below for consideration by stockholders at the Annual Meeting.

PROPOSAL

Resolved, that the shareholders of Gibson Greetings ("Company") urge that the Board of Directors take the necessary steps to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

SUPPORTING STATEMENT

The election of corporate directors is the primary avenue in the American corporate governance system for shareholders to influence corporate affairs and exert accountability on management. We strongly believe that our Company's financial performance is closely linked to its corporate governance policies and procedures and the level of management accountability they impose. Therefore, as shareholders concerned about the value of our investment, we are very disturbed by our Company's current system of electing only one-third of the Board of directors each year. We believe this staggering of director terms prevents shareholders from annually registering their views on the performance of the Board collectively and on each director individually.

Concerns that the annual election of all directors would leave our Company without experienced Board members in the event that all incumbents are voted out is unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent directors' contributions were not valued.

Most alarming is that the staggered Board can help insulate directors and senior executives from the consequences of poor performance by denying shareholders the opportunity to replace an entire Board which is pursuing failed policies. Irrespective of whether you believe the current Board and management team is performing satisfactorily or not, we believe it is clearly in the best interest of the Company and its shareholders that a process be in place that allows shareholders to take definitive action if they believe the Board is failing to realize the full potential of the Company's assets.

The performance of Gibson's stock relative to the S&P 500 and the Company's peer group index raises serious concerns about the performance of the current Board and management team. According to the performance chart in the 1998 proxy statement, Gibson's stock was essentially flat from December 31, 1992 through December 31, 1996, with only a slight increase in 1997. Over this same period, the S&P 500 index precipitously rose, increasing its value by more than 150%.

The Company's performance deficit has a tangible, monetary effect on the wealth of shareholders. We believe this performance deficit is a compelling reason to reconsider the wisdom of a staggered Board. We believe that allowing shareholders to annually register their views on the performance of the Board collectively and on each director individually is one of the best methods to insure that our Company will be managed in the best interests of the shareholders.

We strongly urge the support of this proposal.

STATEMENT OF THE COMPANY IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

In April 1986, the Company's stockholders adopted the Company's Restated Certificate of Incorporation (the "Certificate") which provides for a classified Board of Directors. After 13 years, the Company continues to firmly believe that a classified Board is in the best interests of its stockholders.

The Company believes that classification gives the Board a greater continuity, since at any one time, at least one-third of the Board usually will be in its third year of experience. This experience enables the directors to plan in a reasonable manner for the future of the Company and to judge the performance of management against long-term goals established by the Board. Moreover, the existence of three-year, as opposed to one-year, terms for directors assists the Company in attracting director candidates who are willing to make longer-term commitments to serving the Company, which in turn increases the overall knowledge and experience of the Board with respect to the Company's operations. Directors who are elected for three-year terms are no less accountable to stockholders than directors elected annually because the same standards of performance apply regardless of the length of a director's term.

The Company also strongly supports a classified Board because it serves as an obstacle to any sudden attempt to obtain control of the Company. Such an attempt is likely to be highly disruptive to the Company's business and to adversely affect the Company's relationships with its employees, customers, business partners and others, all to the detriment of stockholders. The Company believes that, if the Board were declassified, its ability to negotiate effectively and, in an appropriate case, to achieve full value for stockholders in any transaction involving the Company would be severely impaired.

The Company's current system of electing directors to three-year terms is very common and is permitted by the laws of the State of Delaware. Approximately half of the Fortune 500 companies provide for the staggered election of directors.

Further, stockholders should bear in mind that the proposal does not itself repeal the board classification provisions found in the Company's Certificate. If approved, the proposal would serve as a recommendation to the Board of Directors to take steps to eliminate the classified Board. Actual repeal of the classified board provision in the Company's Certificate then would have to be approved both by the Board of Directors and, in accordance with the Certificate, by stockholders holding at least 80% of the then-outstanding shares of voting stock of the Company at a future stockholder's meeting.

The Company believes that its obligation is to enhance its business competitiveness for the long term, so as to provide a strong long-term return to stockholders. The Company continues to believe that the present system of three-year terms is in the best interest of the stockholders, and urges the stockholders to oppose all efforts to eliminate the classified Board.


  ACCORDINGLY, THE BOARD OF DIRECTORS STRONGLY RECOMMENDS A VOTE "AGAINST" THE
  ----------------------------------------------------------------------------
                             STOCKHOLDER PROPOSAL.
                             ---------------------

                             EXECUTIVE COMPENSATION
                              AND OTHER INFORMATION

SUMMARY INFORMATION. The following table sets forth, for the years indicated, amounts of cash and certain other compensation paid by the Company and its subsidiaries, for services in all capacities, to (i) Mr. O'Connell and (ii) each of the Company's four other most highly compensated executive officers during 1998. These persons are sometimes referred to as the "named executive officers."

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                 ANNUAL COMPENSATION                         COMPENSATION
                                   --------------------------------------------------------------------------------
                                                                                     RESTRICTED      SECURITIES
                                                                OTHER ANNUAL            STOCK        UNDERLYING        ALL OTHER
        NAME AND                      SALARY        BONUS       COMPENSATION          AWARD(S)         OPTIONS        COMPENSATION
   PRINCIPAL POSITION       YEAR       ($)           ($)            ($)                  ($)             (#)              ($) (1)
------------------------------------------------------------------------------------------------------------------------------------
Frank J. O'Connell (2)      1998       $462,500       --            --                   --             500,000         $ 25,150
Chief Executive Officer     1997       $370,833       --            --                   --              --             $  4,184
                            1996       $124,744    $200,000      $15,952                 --           1,000,000         $218,601

James T. Wilson (2)         1998       $250,000    $ 50,000         --                   --              25,000         $ 28,997
Executive Vice              1997       $ 64,423    $ 50,000         --                   --             125,000         $ 11,728
President, Finance and
Operations

Gregory Ionna               1998       $230,000       --            --                   --              --             $  3,288
Executive Vice              1997       $237,500       --            --                   --              50,000         $  3,288
President, Card Division    1996       $195,625    $145,000         --                   --              55,000         $  4,308

Gregory A. Brown (2)        1998       $225,000       --         $41,706 (3)             --              --             $  2,532
Senior Vice President,      1997       $139,904    $180,000      $47,725                 --             100,000         $ 70,358
Sales, Card Division

Karen L. Kemp (2)           1998       $175,000       --            --                   --              --             $  1,827
Senior Vice President,      1997       $121,378    $ 30,000      $80,592                 --              60,000         $109,103
Human Resources



(1) For 1998 includes the following: (i) matching contributions to the Company's 401(k) Plan on behalf of Messrs. O'Connell ($1,200), Ionna ($1,200), and Brown ($444) in respect of their 1998 contributions to the Plan; (ii) group term life insurance payments for Messrs. O'Connell ($5,400), Wilson ($3,456), Ionna ($2,088) and Brown ($2,088), and Ms.
         Kemp ($1,827); (iii) reimbursement of relocation, temporary living and/or travel expenses for Mr. Wilson ($25,541); and (iv) split-dollar life insurance payments for Mr. O'Connell ($18,550).

(2) Mr. O'Connell was first employed by the Company in 1996. Messrs. Wilson and Brown, and Ms. Kemp were first employed by the Company in 1997.

(3) Reflects total executive perquisites and related tax gross up payments. Total perquisites include club membership initiation fee ($15,900) and personal auto usage ($10,256).

STOCK OPTIONS. The following table contains information concerning stock option grants to the named executive officers during the year ended December 31, 1998. None of the Company's Stock Option or Stock Incentive Plans provides for the grant of stock appreciation rights ("SARs").

                        OPTION GRANTS IN LAST FISCAL YEAR
                              INDIVIDUAL GRANTS (1)

                           ---------------------------------------------------------------------------------
                               NUMBER OF
                               SECURITIES       % OF TOTAL OPTIONS
                               UNDERLYING           GRANTED TO          EXERCISE OR                          GRANT DATE PRESENT
                            OPTIONS GRANTED    EMPLOYEES IN FISCAL      BASE PRICE                                  VALUE
          NAME                    (#)                  YEAR               ($/SH)          EXPIRATION DATE          ($) (4)
---------------------------------------------------------------------------------------------------------------------------------
Frank J. O'Connell (2)          166,667               30.64%              $20.750            08/10/08            $1,202,085
                                166,666               30.64%              $28.000            08/10/08            $  788,230
                                166,667               30.64%              $30.000            08/10/08            $  702,351

James T. Wilson (3)              25,000                4.60%              $19.625            09/03/08            $  172,428

Gregory Ionna                      --                   --                  --                  --                   --

Gregory A. Brown                   --                   --                  --                  --                   --

Karen L. Kemp                      --                   --                  --                  --                   --


(1) The exercise price of all options may be paid in cash or by the transfer of shares of the Company's common stock valued at their fair market value on the date of exercise.

(2) Mr. O'Connell's options vest as follows, by exercise price: $20.75 -- immediately upon grant; $28.00 -- April 15, 1999; and $30.00 -- April 15, 2000. The options are transferable to members of Mr. O'Connell's immediate family and to specified entities owned by them or for their benefit. Mr. O'Connell's options become immediately exercisable (a) in the event of a "change in control" of the Company, as defined in his employment agreement, (b) if the average closing price for the Company's common stock over a 20-day period equals or exceeds $35.00 per share or (c) if his employment terminates due to death, disability or failure to renew his employment agreement or is terminated by the Company without just cause or by him for good reason. Under certain circumstances, Mr. O'Connell is entitled to tax "gross up" payments in connection with the exercise of the options.

(3) Mr. Wilson's options vest at the rate of one-third per year beginning September 4, 1999. The options become exercisable in full (a) if any person becomes, or commences a tender offer which could result in the person becoming the beneficial owner of more than 30% of the Company's common stock or (b) unless the survivor or transferee corporation agrees to continue the option, in the event of the execution of an agreement of merger, consolidation or reorganization pursuant to which the Company is not to be the surviving corporation or the execution of an agreement of sale or transfer of all or substantially all of the assets of the Company.

(4) The Black-Scholes option-pricing model was used to estimate the grant date present value of the options shown. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including Black-Scholes, require a prediction about the future movement of the stock price. The real value of an option, if any, depends upon the actual performance of the Company's stock during the applicable period.

With respect to each named executive officer, the following table sets forth information concerning stock option exercises during 1998 and unexercised options held December 31, 1998.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                         NUMBER OF
                                                                         SECURITIES                VALUE OF
                                                                         UNDERLYING               UNEXERCISED
                                                                    UNEXERCISED OPTIONS          IN-THE-MONEY
                                                                       AT FY-END (#)         OPTIONS AT FY-END ($)

                          SHARES ACQUIRED                               EXERCISABLE/             EXERCISABLE/
         NAME             ON EXERCISE (#)     VALUE REALIZED ($)       UNEXERCISABLE             UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------------
Frank J. O'Connell               --                   --            1,166,667/333,333                     --/--

James T. Wilson                  --                   --               41,666/108,334                     --/--

Gregory Ionna                    --                   --                69,001/51,666                $36,835/--

Gregory A. Brown                 --                   --                33,333/66,667                     --/--

Karen L. Kemp                    --                   --                20,000/40,000                     --/--


PENSION PLANS. The Pension Plan Table set forth below shows estimated annual pension benefits payable to a covered participant under the Company's Retirement Income Plan (the "Retirement Plan"), a qualified defined benefit pension plan, and under the Gibson Greetings, Inc. ERISA Makeup Plan (the "Makeup Plan"), a non-qualified supplemental pension plan providing benefits that would otherwise be denied participants because of Internal Revenue Code limitations on qualified plan benefits. Benefits shown are computed as a straight life annuity for an employee retiring at age 65 in 1999 with no offsets.


                               PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                   ---------------------------------------------------------------------------------------------------

   REMUNERATION         5           10          15          20           25          30          35           40
----------------------------------------------------------------------------------------------------------------------
          $200,000     $14,010      $28,020     $42,030     $56,040      $70,050     $84,060     $98,070     $112,080
           300,000      21,510       43,020      64,530      86,040      107,550     129,060     150,570      172,080
           400,000      29,010       58,020      87,030     116,040      145,050     174,060     203,070      232,080
           500,000      36,510       73,020     109,530     146,040      182,550     219,060     255,570      292,080
           600,000      44,010       88,020     132,030     176,040      220,050     264,060     308,070      352,080
           700,000      51,510      103,020     154,530     206,040      257,550     309,060     360,570      412,080
           800,000      59,010      118,020     177,030     236,040      295,050     354,060     413,070      472,080
           900,000      66,510      133,020     199,530     266,040      332,550     399,060     465,570      532,080
         1,000,000      74,010      148,020     222,030     296,040      370,050     444,060     518,070      592,080


Benefits under the Retirement and Makeup Plans are based upon the highest average 60 consecutive months' salary and bonus (as shown on the Summary Compensation Table) during the 120 months immediately preceding retirement. Compensation covered by the Plans at the end of 1998 for each named executive officer (which includes relocation and similar nonrecurring payments) is as follows: Mr. O'Connell, $725,919; Mr. Wilson, $382,626; Mr. Ionna, $344,735; Mr.
Brown, $446,380; and Ms. Kemp, $317,078. For the purpose of computing a benefit under the table, on December 31, 1998, Mr. O'Connell had two years of credited service; Mr. Wilson, one year; Mr. Ionna, 24 years; Mr. Brown, two years; and Ms. Kemp, two years. Covered compensation amounts differ from amounts shown on the Summary Compensation Table due to differences in the recognition of pensionable earnings.

In addition to the Retirement Plan and the Makeup Plan, certain executives are eligible for benefits under the Company's Supplemental Executive Retirement Plan (the "SERP"), which was adopted to attract and retain highly qualified executives by providing retirement benefits at levels which the Company believes to be competitive. A participant in the SERP who retires at age 65 is entitled to receive supplemental retirement benefits equal to the difference between (i) that percentage of the participant's final monthly average earnings (as defined in the Retirement Plan without regard to certain limitations imposed by the Internal Revenue Code on qualified plans) determined by crediting 2%, 1-2/3% and 1-1/3% per year, respectively, for each of the first 10, next 10 and next 10 years of credited service, up to a maximum of 30 years of credited service (the "SERP percentage") and (ii) the aggregate of the participant's monthly benefits from the Retirement Plan and the Makeup Plan plus supplemental retirement benefits under any individual agreement with the Company. The SERP provides for adjustments to the basic benefit formula in the event of a participant's early retirement, disability retirement, death or other termination of employment. At the normal retirement age each named executive officer's years of credited service and SERP percentage would be as follows: Mr. O'Connell, 20 years and 37%; Mr. Wilson, 16 years and 30%; Mr. Ionna, 30 years and 50%; Mr. Brown, 17 years and 32%; and Ms. Kemp, 19 years and 35%. For SERP purposes, Mr. O'Connell's retirement compensation base is $500,000.

Pursuant to his employment agreement, Mr. O'Connell received, in 1998, additional credit for five years of service for all purposes under the Company's retirement plans. He will receive credit for one additional year of deemed service (up to a maximum of five years) for each year of actual service after 1997. Mr. O'Connell also will receive credit for one year of additional deemed service in the event of termination of employment due to disability, death or non-renewal of his employment agreement by the Company and credit for three years of additional deemed service if the Company terminates his employment without "just cause" or if he terminates his employment for "good reason" (each as defined in the employment agreement).

EMPLOYMENT CONTRACTS. Each of the named executive officers has an employment agreement with the Company.

Mr. O'Connell initially had an agreement that ran from August 1996 through December 1999. This agreement provided for a minimum annual salary of $350,000, subject to increase from time to time, and for annual bonuses based upon specified increases in the Company's operating income from year to year. Effective August 1, 1997, Mr. O'Connell's salary was set at $400,000. In August 1998, the Company entered into a new employment agreement with Mr. O'Connell which expires on December 31, 2002 and automatically renews from year to year thereafter. Under the new agreement, Mr. O'Connell's base salary was set at $500,000 effective August 1, 1998, subject to adjustment over the term of the agreement. Mr. O'Connell is entitled to an annual bonus, in an amount up to 200% of then-current base salary, based 50% on the percentage increase in the Company's operating income over the prior year and 50% on the percentage increase in the Company's revenue over the prior year. Additionally, Mr. O'Connell was granted an option to purchase 500,000 shares of the Company's common stock at exercise prices increasing from 100% of fair market value on the date of grant to 145% of that fair market value.

Under most circumstances which result in Mr. O'Connell's termination of employment, he will receive payments based upon his "Current Compensation." The employment agreement defines "Current Compensation" as then-current base salary plus the average of bonuses earned over the prior two fiscal years, with a deemed bonus of $500,000 for 1997. In the event of Mr. O'Connell's disability, he will receive at least one year of Current Compensation. In the event of either the non-renewal of his employment agreement by the Company or of his death, he or his spouse or estate will receive one year of Current Compensation. If his employment is terminated by the Company without "just cause" or voluntarily by him for "good reason," he will receive three times Current Compensation. The employment agreement also provides for continuation of various insurance benefits under these circumstances and for crediting of one or more extra years under the Company's retirement plans. If, after a change in control,
(a) Mr. O'Connell terminates his employment for "good reason" or (b) his employment is terminated without "just cause" or because of a failure to renew his employment agreement, Mr. O'Connell is entitled to receive a tax "gross up" of up to $5,000,000 on any resulting payments on which an "excess parachutes payments" tax is imposed.

Mr. Ionna has an employment agreement, entered into during 1996, which had an original expiration date of March 31, 1999 that has been extended to March 31, 2000 and may be extended further on an indefinite basis by mutual agreement. The agreement provides for an annual base salary of $230,000 (subject to increase from time to time) and for participation in the Company's incentive compensation program. It also provides for severance pay equal to six months' salary in the event of death, for a payment equal to 2.9 times annual salary then in effect in the event of termination of employment under certain circumstances after a change in control of the Company, and for severance pay equal to two times his then-current base salary in the event that he or the Company elects not to extend further the agreement.

Each of Messrs. Wilson and Brown and Ms. Kemp has an employment agreement with the Company. These agreements became effective September 29, 1997, May 19, 1997 and April 22, 1997, respectively; each extends indefinitely until terminated by the

Company, or by the executive officer on 30 days' advance notice to the Company. Under the agreements, Mr. Wilson, Mr. Brown and Ms. Kemp are entitled to annual base salaries, which are subject to adjustment from time to time, of $250,000, $225,000 and $175,000, respectively. Each is eligible to receive an annual bonus of up to 112.5% of base salary, as well as to participate in the Makeup Plan and the SERP. In connection with their employment agreements, each executive officer also received specified relocation expense payments or reimbursements and the following additional items of compensation: Mr. Wilson, a signing bonus of $100,000 ($50,000 after beginning employment and $50,000 after closing on a home in the greater Cincinnati area) and options to purchase 125,000 shares of common stock; Mr. Brown, a signing bonus of $80,000, a guaranteed 1997 annual bonus of at least $100,000 and options to purchase 50,000 shares of the Company's common stock; and Ms. Kemp, a signing bonus of $30,000 and options to purchase 30,000 shares of common stock. If the terms of Mr. Wilson's employment agreeement are materially breached by the Company or his employment is terminated by the Company other than for cause, he is entitled to a lump sum payment equal to two times the total of his base salary and any bonus awarded over the prior 12 months. If, within 24 months of a change in control of the Company, such a breach occurs or Mr. Wilson's employment is terminated by the Company without cause or by him for good reason, the lump sum payment will be three times base salary and bonus. If Mr. Brown's or Ms. Kemp's employment agreement is terminated by the Company other than for cause (as defined in the agreement), he or she is entitled to a lump sum payment equal to two years of base salary.

Effective February 1, 1999, the annual salaries of Messrs. Wilson, Ionna and Brown and Ms. Kemp were increased to $275,000, $260,000, $255,000 and $195,000, respectively.

The Company's employment agreements also generally provide additional miscellaneous compensation in the form of some combination of perquisites such as club membership fees, use of automobiles, insurance benefits and tax and estate planning services.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION. The Compensation Committee submits this report, which covers the objectives and components of the Company's Executive Compensation Program, 1998 actions taken by the Company and the Chief Executive Officer's compensation.

Objectives of the Executive Compensation Program

- To provide opportunities that approximate those offered by successful consumer products companies, so that the Company can attract and retain the key executive talent needed to achieve its goals.

- To reward executives for achieving the financial goals of the Company and its business units and for accomplishing their individual goals that relate to improved management of internal operations and to the needs of the Company's customers.

- To motivate executives to take a long-term view of the Company's opportunities, so as to produce long-term value for stockholders.

Components of the Executive Compensation Program

The executive compensation program is composed of four elements: base salary, annual incentives, long-term incentives, and benefits.

Base Salaries              Generally, minimum base salaries for the Company's
-------------              executive officers are established in employment
                           agreements with the Company. Base salaries are set between the 50th and the 75th percentile of those provided by other consumer products companies with which the Company competes for key executive talent.
                           Executives' salaries are reviewed periodically but not less frequently than every 15 months, and are subject to adjustment based on the general movement in salaries in the job market, as well as the individuals' job performance, their relative contributions to the Company, and changes in their job responsibilities and accountabilities. These reviews are subjective in the sense that they are not based upon predetermined specific criteria. Because the Company competes with a wide and diverse range of consumer products companies for executive talent, the group of companies used for compensation comparisons is not the same as that believed appropriate for a comparison of stockholder returns in the Performance
                           Graph shown below, although there may be some overlap between the groups.

Annual Incentives          The Company places significant emphasis on achieving
-----------------          its annual profit objectives. Accordingly, under the
                           Gibson Greetings, Inc. Management Incentive Plan, specific targeted levels of pretax operating income are established for each fiscal year at the corporate, division and strategic business unit ("SBU") levels. A pool for incentive awards is funded after year-end results are known, with the size of the pool calculated based upon the achievement of predetermined percentages of the target levels. Individual awards are made from this pool, with the size of each award based on (1) the objective level of corporate or division profitability, (2) the objective level of the SBU profitability, and (3) a subjective assessment of the individual's contributions to the business objectives.

                           Eligibility for annual incentive awards is limited to key executives (other than the CEO) and managers who play important roles in the achievement of the Company's objectives. In addition, other managers may receive incentive awards in a particular year, to reward their extraordinary results or achievements for that year. Annual incentive opportunity for the CEO is prescribed by contract.

                           Achievement of target incentives (for meeting the Company's profit objectives) can place executives' annual cash compensation (that is, base salary plus annual incentive award) somewhat above the 75th percentile for competitive practice.

Long-Term Incentives       The Company provides two different types of
--------------------       long-term incentives to its senior executives:
                           (1) stock options (nonqualified and incentive stock options), which are typically awarded every year, and (2) restricted stock grants, awarded on a selective basis, and only to the most senior executives.

                           Eligibility for long-term incentives is targeted to key executives and managers who can have a significant effect on the achievement of the Company's long-term strategic objectives. The use of Company stock as a key element of the executive compensation program is intended to strengthen the link between the interests of senior management and the Company's stockholders. Long-term incentives are granted based upon a subjective assessment of the individual's performance and responsibilities.

Benefits                   The Company's benefits program is composed of
--------                   retirement income and group insurance plans. The
                           objective of the program is to provide executives with reasonable and competitive levels of protection against the four contingencies (retirement, death, disability, and ill health) that can interrupt their employment and/or income.

                           The Company's retirement income program consists of two tax-qualified plans: a defined benefit pension plan and a 401(k) plan that cover all salaried full-time employees, including the Company's executives, and two non-tax-qualified plans for executives (an ERISA "Makeup" plan that restores defined benefit pension benefits denied by the federal tax laws, and a supplemental defined benefit retirement plan).

                           The group insurance program consists of life, disability, and health insurance benefit plans that cover all salaried full-time employees, including the Company's executives. The employment agreements of individual executive officers may also provide for perquisites in the form of supplemental insurance benefits and/or Company payment of the premiums relating to insurance benefits.

Code Section 162(m) generally limits the Company's tax deduction to $1 million for compensation paid to each of the named executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain conditions are met. The Committee believes that under most circumstances executive officer compensation will fall within the limitations of Code Section 162(m), but retains the right to make subjective decisions and to award compensation that might be subject to the tax deductibility limitation under Code Section 162(m).

1998 Actions

During 1998, the annual salaries of the Company's named executive officers (other than the CEO) were maintained at the levels set in their employment agreements. In February 1999, based upon a review of individual job performances and competitive conditions in the job market, each person received an increase in annual salary.

Because the Company did not achieve its targeted operating income levels, no named executive officer received a bonus under the Company's Management Incentive Plan for 1998.

In addition to the CEO, one named executive officer received a stock option grant in 1998.

CEO Compensation

As discussed above under "Employment Contracts," in August 1998, the Company entered into a new employment agreement with Mr. O'Connell which extends until December 31, 2002. Although Mr. O'Connell's prior agreement would have continued until December 31, 1999, the Committee believed it was in the best interest of the Company to enter into a new employment agreement with Mr. O'Connell in order to ensure retention of his services beyond December 1999. The terms of Mr. O'Connell's new agreement were established after consideration of the report of an outside compensation consulting firm hired by the Committee which analyzed components of compensation on a comparative basis. The new agreement provides for a base salary of $500,000, beginning August 1, 1998, an increase from the $400,000 salary in effect at that time. The increase in base salary was made in order to ensure that the CEO's base salary was competitive with a peer group, which was selected for analysis. Because the Company competes with a wide and diverse range of consumer products companies for executive talent, the group of companies used for compensation comparison is not the same as that believed appropriate for a comparison of stockholders returns on the performance graph shown below although there may be overlap between the groups. Additionally, the formula for Mr. O'Connell's incentive bonuses was changed from one based solely on operating income to a formula based 50% on revenue growth and 50% on operating income growth. The Committee believed that growth in revenue and operating income are more appropriate metrics for measuring and rewarding short-term performance results. Because neither target level required by the new employment agreement was met, Mr. O'Connell received no bonus for 1998.

In connection with his new employment agreement, Mr. O'Connell was granted options to purchase 500,000 shares of common stock at exercise prices increasing from 100% of fair market value on the date of grant to 145% of that fair market value. In determining the size of the option grant, the Committee considered competitive information as supplied by the compensation expert. For further information, see "Executive Compensation and Other Information -- Employment Contracts."

Compensation Committee:
                                    C. Anthony Wainwright, Chairman
                                    Charlotte A. St. Martin
                                    Albert R. Pezzillo (until June 1998)
                                    George M. Gibson (June 1998 through present)

PERFORMANCE GRAPH. The following graph and table compare, over the period shown, the cumulative total stockholder return of the Company's common stock to the cumulative total return of companies included in the Standard & Poor's 500 Stock Index and in a peer group index (1). In each case it is assumed that $100 was invested on December 31, 1993 and that any dividends were reinvested.

                                  [LINEGRAPH]

                             GIBSON GREETINGS, INC.
                          Relative Market Performance
                             Total Return 1993-1998

   ----------------------------------------------------------------------------------------------------------------
                                        1993         1994         1995         1996         1997         1998
   ----------------------------------------------------------------------------------------------------------------
     Gibson Greetings, Inc.            100.00        71.50        77.56        95.14       106.04        57.57
   ----------------------------------------------------------------------------------------------------------------
     S&P 500 Index                     100.00       101.32       139.40       171.40       228.59       293.91
   ----------------------------------------------------------------------------------------------------------------
     Peer Group Index                  100.00        85.29        89.08       100.05       127.88       132.18
   ----------------------------------------------------------------------------------------------------------------




(1) The peer group is composed of companies having seasonal businesses that market consumer products through similar channels of distribution. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a group average. The members of the group are as follows: Action Industries, Inc., American Greetings Corporation, A.T. Cross & Co., CSS Industries, Inc., Devon Group, Inc., C.R. Gibson Co. (until acquired in December 1995), Handleman Co., Jostens, Inc., Russ Berrie & Co., Inc., Tyco Toys, Inc. and Golden Books Family Entertainment (name changed from Western Publishing Group, Inc.).

                           PRINCIPAL STOCKHOLDERS AND
                             HOLDINGS OF MANAGEMENT

The following table sets forth, as of July 9, 1999, certain information with regard to the beneficial ownership of the Company's common stock by (i) each of the Company's stockholders known to hold more than 5% of the outstanding shares of common stock, (ii) each director and each executive officer named on the Summary Compensation Table, individually, and (iii) all directors and executive officers as a group.

                                                                                                 BENEFICIAL OWNERSHIP
                                                                                        ---------------------------------------
                                                                                               NUMBER
                 NAME                                      POSITION                         OF SHARES  (1)        PERCENT  (2)
-------------------------------------------------------------------------------------------------------------------------------
The Prudential Insurance Company                                                            3,018,160  (3)          19.1%
     of America
     Prudential Plaza
     Newark, NJ  07102
Royce & Associates, Inc.                                                                    1,606,100               10.1%
     1414 Avenue of the Americas
     New York, NY  10019
Lazard Freres & Co. LLC                                                                     1,090,565  (4)           6.9%
     30 Rockefeller Plaza
     New York, NY  10020
Maxus Investment Group                                                                        847,123  (5)           5.4%
    1301 East Ninth Street
    Cleveland, OH  44114
New Valley Corporation                                                                        793,200                5.0%
    100 S.E. Second Street
    Miami, FL  33131
Frank J. O'Connell                       Chairman, President and                            1,333,333                7.8%
                                             Chief Executive Officer
George M. Gibson                         Director                                               7,490
Robert P. Kirby                          Director                                               3,387
Charles D. Lindberg                      Director                                              11,090
Albert R. Pezzillo                       Director                                              31,690
Charlotte A. St. Martin                  Director                                               8,490
C. Anthony Wainwright                    Director                                               9,590  (6)
Gregory A. Brown                         Senior Vice President, Sales, Card Division           50,000
Gregory Ionna                            Executive Vice President, Card Division               71,262
Karen L. Kemp                            Senior Vice President, Human Resources                30,000
James T. Wilson                          Executive Vice President, Finance and                 49,999
                                         Operations, and Chief Financial Officer
All directors and executive officers                                                        1,645,165                9.4%
    as a group (12 persons)

(1) Except as otherwise noted, each owner has sole voting and dispositive power over the shares shown. The numbers of shares shown for directors and executive officers include shares which may be purchased upon exercise of presently exercisable options and options exercisable within 60 days after July 9, 1999, in the following amounts: Mr. O'Connell, 1,333,333 shares; Mr. Gibson, 5,000 shares; Mr. Kirby, 3,000 shares; Mr. Lindberg, 9,000 shares; Mr. Pezzillo, 29,750 shares; Ms. St. Martin, 7,000 shares; Mr. Wainwright, 8,000 shares; Mr. Brown, 50,000 shares; Mr. Ionna, 70,667 shares; Ms. Kemp, 30,000 shares; Mr. Wilson, 49,999 shares; and all directors and executive officers as a group, 1,632,083 shares.

(2) Except as indicated, the percentage of shares held by each owner is less than 1%. The percentage is based on shares outstanding on July 9, 1999.

(3) Based upon a Schedule 13G/A filed with the Securities and Exchange Commission (the "SEC") dated February 2, 1999, The Prudential Insurance Company of America has sole power to vote and/or dispose of 3,100 shares and shared power to vote and/or dispose of 3,015,060 shares.

(4) Based upon a Schedule 13G filed with the SEC dated February 16, 1999, Lazard Freres & Co. LLC has sole power to vote 803,005 shares and sole power to dispose of 1,090,565 shares.

(5) Based upon a Schedule 13D filed with the SEC dated April 16, 1999, Maxus Investment Group has sole power to vote and/or dispose of 56,500 shares and shared power to vote and/or dispose of 790,623 shares.

(6) Includes 100 shares held by Mr. Wainwright's wife as to which beneficial ownership is disclaimed.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's equity securities, to file reports of security ownership and changes in such ownership with the SEC. These persons also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based upon a review of such forms and written representations from its executive officers and directors, the Company believes that all Section 16(a) filing requirements were complied with on a timely basis during and for 1998.


                         INDEPENDENT PUBLIC ACCOUNTANTS

The Company's independent public accountants are selected by, and serve subject to change by, the Board of Directors. The Board has voted to appoint Deloitte & Touche LLP, Certified Public Accountants, as independent public accountants of the Company for the year 1999. Deloitte & Touche has served as the Company's principal independent public accountants since 1994. Representatives of Deloitte & Touche are expected to be present at the meeting, with the opportunity to make a statement if they desire. Additionally, they will be available to respond to appropriate questions from stockholders.


                            PROXY STATEMENT PROPOSALS

The Company currently expects to mail proxy material to stockholders on or about April 17, 2000 for a mid-May 2000 Annual Meeting. The dates given below reflect this anticipated schedule. Should the expected dates change by more than 30 days, the Company will provide notice in a filing with the SEC.

Stockholder proposals will be considered for inclusion in the Proxy Statement for the 2000 Annual Meeting if they are received by the Company before the close of business on December 20, 1999.

In addition, in order for a stockholder properly to introduce business for action at the Company's 2000 Annual Meeting (other than business specified in the Notice of the meeting), the Company must be given written notice no later than March 3, 2000. The Company will retain discretionary authority to vote proxies on matters of which it is not properly notified and also may retain that authority under other circumstances.


                               PROXY SOLICITATION

The solicitation of the enclosed proxy is being made on behalf of the Board of Directors, and the Company will bear the cost of solicitation. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies personally, by telephone or by telegraph. The Company will reimburse brokers, banks or other persons for their reasonable out-of-pocket expenses in sending proxy material to beneficial owners. To assist in the solicitation of proxies, the Company has engaged Georgeson & Company, Inc. for a fee estimated at $7,500, plus out-of-pocket expenses.

                                    EXHIBIT A
                                    ---------


                             GIBSON GREETINGS, INC.
                            1999 STOCK INCENTIVE PLAN

                                    ARTICLE I
                                    ---------

                                   Objectives
                                   ----------

1.1 The objectives of this Stock Incentive Plan (the "Plan") are to enable Gibson Greetings, Inc. ("Gibson") to compete successfully in retaining and attracting Eligible Employees and Advisors of outstanding ability, to stimulate the efforts of these persons toward Gibson's objectives and to encourage their ownership of shares of Gibson's Common Stock.


                                   ARTICLE II
                                   ----------

                                   Definitions
                                   -----------

2.1 For purposes of the Plan each of the following terms shall have the definition which is attributed to it, unless another definition is clearly indicated by a particular usage and context.

          A. "ADVISOR" means any natural person who provides bona fide advisory or consulting services to the Company other than services in connection with the offer or sale of securities in a capital-raising transaction or services, which directly or indirectly promote or maintain a market for Gibson's securities.

          B. "AWARD" means an Option or Restricted Shares granted under the Plan.

          C.   "BOARD" means the Board of Directors of Gibson.

          D. "CODE" means the Internal Revenue Code of 1986. Reference to any Section of the Code includes the provisions of that Section as it may be amended or replaced by any other section(s) of like intent and purpose and also includes any regulations or rulings promulgated thereunder.

          E. "COMPANY" means Gibson and any subsidiary of Gibson, as the term "subsidiary" is defined in Section 424(f) of the Code.

          F.   "DISABILITY" means permanent and total disability as defined in
               Section 22(e)(3) of the Code.

          G. "EFFECTIVE DATE OF GRANT" means the date on which, or such later date as of which, the Board makes an Award.

          H. "ELIGIBLE EMPLOYEE" means any individual (other than one who receives retirement benefits, stipends, consulting fees, honorariums and the like) who performs services for the Company and is included on the regular payroll of the Company. A director of the Company who does not otherwise qualify as an Eligible Employee pursuant to the previous sentence shall nonetheless be considered an Eligible Employee with respect to the grant of Nonqualified Stock Options.

          I.   "EXCHANGE ACT" means the Securities Exchange Act of 1934.

          J. "FAIR MARKET VALUE" means the last sale price reported on The Nasdaq Stock Market, or on any stock exchange on which the Shares are traded, on a specified date or, if there are no reported sales on such date, then the last reported sales price on the next preceding day on which such a sale was transacted. If the Shares are not then traded as described in the preceding sentence, then the average of the closing bid and asked prices on the specified date or last preceding day on which bid and asked prices were reported, or such other method as the Board may select, shall be used in determining Fair Market Value for a Share.

          K. "INCENTIVE STOCK OPTION" shall have the same meaning as is given to that term by Section 422 of the Code.

          L. "MATURE SHARES" means Shares which have been fully paid and held, of record or beneficially, by the holder of an Option for at least six months.

          M. "NONQUALIFIED STOCK OPTION" means any Option other than an Incentive Stock Option.

          N. "OPTION" means the right, designated as a stock option and subject to the terms of this Plan and to such other terms and conditions as the Board may establish, to purchase from Gibson a stated number of Shares at a specified price.

          O. "OPTION PRICE" means the purchase price per Share subject to an Option. The Option Price shall not be (i) less than 100% of the Fair Market Value of a Share on the Effective Date of Grant in the case of a Nonqualified Stock Option, except as otherwise provided in Section 4.4, or (ii) less than 100% of the Fair Market Value of a Share on the Effective Date of Grant in the case of an Incentive Stock Option, except as otherwise provided in Section 8.1.

          P. "RESTRICTED SHARES" means Shares awarded under the Plan which are designated as restricted and are subject to forfeiture and to such other terms and conditions as are set forth in the Plan and as the Board may establish.

          Q. "SHARE" means one share of the Common Stock, $.01 par value, of Gibson.


                                   ARTICLE III
                                   -----------

                                 Administration
                                 --------------

3.1 The Plan shall be administered by the Board. Subject to and consistent with the provisions of the Plan, the Board shall establish such rules and regulations as it deems necessary or appropriate for the proper administration of the Plan, shall interpret the provisions of the Plan, shall decide all questions of fact arising in the application of Plan provisions and shall make such other determinations and take such actions in connection with the Plan and the Awards granted under the Plan as it deems necessary or advisable. At any time, or from time to time, the Board may appoint a committee of at least two directors (the "Committee") to administer, or to approve transactions pursuant to, the Plan. In the event a Committee is so appointed, it may carry out all of the functions of the Board with respect to the Plan, except for amendments to or suspension or termination of the Plan.

3.2 Except as specifically limited by the provisions of the Plan, the Board shall have authority to:

          A. Determine which Eligible Employees or Advisors shall be granted Awards;

          B. Determine the number of Shares which may be subject to each Award;

          C.   Determine the term and the Option Price of each Option;

          D. Determine whether an Option is an Incentive Stock Option or a Nonqualified Stock Option (except that only Nonqualified Stock Options may be granted to nonemployee directors of the Company and to Advisors);

          E. Determine the purchase price, if any, and all other terms and conditions of a grant of Restricted Shares;

          F.   Determine the time or times when Awards will be granted; and

          G. Determine all other terms and conditions of each Award, including (but not limited to) the terms of any Award agreement. The Board may, in its discretion, determine as a condition of any Award that a stated percentage of Shares covered by such Award shall become exercisable (in the case of an Option) or vested (in the case of Restricted Shares) in any one year or other stated period of time. The Board may also waive or amend the terms and conditions of, or accelerate the exercisability or vesting of, an Award under circumstances selected by the Board, except that no Option may be "repriced" within the meaning of Item 402(i) of Regulation S-K under the Exchange Act.

3.3 Any action, decision, interpretation or determination by the Board with respect to the application or administration of this Plan shall be final and binding upon all persons, and need not be uniform with respect to its determination of recipients, amount, timing, form, terms or provisions of Awards.

3.4 No member of the Board shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Award granted hereunder and, to the extent not prohibited by applicable law, all members shall be indemnified by the Company for any liability and expenses which they may incur as a result of any claim or cause of action, or threatened claim or cause of action, arising in connection with the administration of this Plan or the grant of any Award hereunder.

3.5 The Board or the Committee may delegate, from time to time, to the Chief Executive Officer of Gibson the authority to grant Awards and to establish the terms and conditions of those Awards, except that this authority may not be delegated for Awards to persons who are subject to Section 16 of the Exchange Act with respect to Gibson. The Board or the Committee may set such other limitations on any delegation, as it deems necessary or advisable.


                                   ARTICLE IV
                                   ----------

                                 Shares Issuable
                                 ---------------

4.1 Except as provided in Article XII, the number of Shares, which may be issued under the Plan, shall not exceed 723,000 Shares in the aggregate. Shares issued under the Plan may be either authorized and un-issued shares or treasury shares.

4.2 Options for no more than 200,000 Shares may be granted to any Eligible Employee during any period of twelve (12) consecutive months. If any Option expires or terminates for any reason without being completely exercised, the Shares with respect to which such Option was not exercised may again be subject to other Options. Shares tendered as payment for the Option Price pursuant to Section 7.1 shall be available for issuance under the Plan.

4.3 No more than 20% of the Shares issued under the Plan may be granted as Restricted Shares. Restricted Shares which are resold to, or reacquired by, Gibson and in respect of which no benefits of ownership have been received by the Eligible Employee or Advisor shall not count against the 20% limit and shall be available for reissuance under the Plan.

4.4 Options and Restricted Shares for an aggregate of up to 5% of the Shares authorized for issuance under the Plan may be issued without regard to the restrictions on Option Price and Restricted Share vesting imposed by Sections 2.1(O)(i) and 11.2(D), respectively.

                                    ARTICLE V
                                    ---------

                               Stock Option Grants
                               -------------------

5.1 Subject to the terms and conditions of the Plan, the Board may, from time to time, grant Options to Eligible Employees or Advisors on such terms and conditions as it shall determine. More than one Option and, subject to the restriction of Section 3.2(D), more than one form of Option may be granted to the same individual.


                                   ARTICLE VI
                                   ----------

                               Exercise of Options
                               -------------------

6.1 Any person entitled to exercise an Option may do so, without the need for further approval pursuant to Exchange Act Rule 16b-3, in whole or in part by delivering to Gibson, attention: Stock Option Plan Administrator, at its principal office, a written notice of exercise. The written notice shall specify the number of Shares for which the Option is being exercised and shall be accompanied by full payment of the Option Price for the Shares being purchased.

6.2 Certificates for Shares acquired upon exercise of an Option will be issued in the regular course after exercise of the Option and payment of the Option Price. No person holding an Option or entitled to exercise an Option granted under this Plan shall have any rights or privileges of a shareholder of Gibson with respect to any Shares issuable upon exercise of the Option until certificates representing such Shares shall have been issued and delivered.


                                   ARTICLE VII
                                   -----------

                             Payment of Option Price
                             -----------------------

7.1 Subject to such administrative requirements as the Board may impose, payment of the Option Price may be made, at the election of the holder of an Option, in cash or with Mature Shares or by a combination of the foregoing. If payment with Mature Shares is selected, the value of each Mature Share shall be the Fair Market Value of a Share on the day the Mature Shares are tendered for payment, which shall be the date on which the Mature Shares, duly endorsed or accompanied by a stock power duly endorsed for transfer to Gibson, are received by Gibson. In lieu of delivering Mature Shares to Gibson, the holder of an Option may attest to their ownership on a form prescribed by Gibson, in which case the value of each Mature Share shall be the Fair Market Value of a Share on the date the attestation form is received by Gibson and the number of Shares issued by Gibson shall be net of the number of Mature Shares to which ownership has been attested. An Option's exercise price also may be paid pursuant to an exercise/sale procedure involving a simultaneous sale by a broker, in which case the exercise date shall be the trade date, provided that proceeds of such sale in full payment of the Option Price are received by Gibson on such date.


                                  ARTICLE VIII
                                  ------------

             Incentive Stock Options and Nonqualified Stock Options
             ------------------------------------------------------

8.1 Any option designated as an Incentive Stock Option will be subject to the general provisions applicable to all Options granted under the Plan. In addition, an Incentive Stock Option shall be subject to the following specific provisions:

          A. No Incentive Stock Option may be exercised after the expiration of ten years from the Effective Date of Grant.

          B. At the time the Incentive Stock Option is granted, if the Eligible Employee owns, directly or indirectly, stock representing more than 10% of the total combined voting power of all classes of stock of the Company then:

               (i)  The Option Price must equal at least 110% of the Fair Market
                     Value on the Effective Date of Grant; and

               (ii) The term of the Option shall not be greater than five years from the Effective Date of Grant.

          C. The aggregate Fair Market Value (determined as of the Effective Date of Grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by any holder during any calendar year (under all plans of the Company) shall not exceed $100,000.

8.2 If any Option is not granted, exercised or held pursuant to the provisions of Code Section 422, it will be considered to be a Nonqualified Stock Option to the extent that any or all of the grant is in conflict with those provisions.



                                   ARTICLE IX
                                   ----------

                           Transferability of Options
                           --------------------------

9.1 During the lifetime of an Eligible Employee or Advisor to whom an Option has been granted, such Option is non-assignable and non-transferable and may be exercised only by such individual or that individual's legal representative or guardian, except that a Nonqualified Stock Option may be transferred (A) pursuant to a "domestic relations order" as defined in Section 414(p)(1)(B) of the Code or (B) under such other circumstances and in accordance with such other terms and conditions as may be established by the Board. In the event of the death of an Eligible Employee or Advisor to whom an Option has been granted, the Option shall be transferable pursuant to the holder's will or by the laws of descent and distribution and may thereafter be exercised by the transferee(s) as provided in Article X.


                                    ARTICLE X
                                    ---------

                             Termination of Options
                             ----------------------

10.1 Unless earlier terminated pursuant to Article XIV, an Option granted to an Eligible Employee will terminate as follows:

          A. During the period of the Eligible Employee's continuous employment with, or service as a director of, the Company, the Option will terminate upon the earlier of the date on which it has been fully exercised, it expires by its terms or it is terminated by the mutual agreement of the Company and the Eligible Employee.

          B. Upon termination of the Eligible Employee's employment with, or service as a director of, the Company for any reason, any unexercisable Option shall immediately terminate. Any Option which is exercisable on the date of termination of employment, or service as a director, will terminate upon the earliest of its full exercise, the expiration of the Option by its terms or, except as provided in Sections 10.1(C) and 10.1(D), the end of the thirty day period following the date of termination. For purposes of the Plan, a leave of absence approved by the Company shall not be deemed to be termination of employment.

          C. If an Eligible Employee to whom an Option was granted retires (either as a director or under the retirement provisions of the Company's Retirement Income Plan or successor plan), the Option may be exercised at any time within three months after the date of retirement, to the extent that it was exercisable on the date of retirement.

          D. If an Eligible Employee to whom an Option was granted dies or becomes subject to a Disability while employed by, or serving as a director of, the Company, the Option may be exercised at any time within one year after the date of death or the commencement of Disability, to the extent that it was exercisable at the time of death or the commencement of Disability.

10.2 An Option granted to an Advisor will terminate upon the earlier of the full exercise of the Option or the expiration of the Option by its terms.

10.3 The provisions of Sections 10.1 and 10.2 above shall apply irrespective of whether an Option has been transferred to a person or entity other than the Eligible Employee or Advisor to whom the Option was granted.

10.4 The Board, at its discretion, may extend the periods for Option exercise set forth in this Article X.


                                   ARTICLE XI
                                   ----------

                             Restricted Share Awards
                             -----------------------

11.1 Subject to the terms and conditions of the Plan, the Board may, from time to time, grant Awards of Restricted Shares to Eligible Employees and Advisors. Each Restricted Share Award shall specify the number of Shares covered by the Award, the date of issuance of the Shares, the price (if any) to be paid for the Shares, any requirements for the resale of the Shares to Gibson and the restrictions imposed on the Shares. The Board may grant Awards of Restricted Shares subject to the attainment of specified performance goals, continued employment or other conditions specified by it.

11.2 Awards of Restricted Shares shall be subject to the following provisions:

               A. Restricted Shares may be issued at the time of grant or upon vesting, as determined by the Board.

               B. If Restricted Shares are issued at the time of grant, the Board may require the Eligible Employee or Advisor to deliver a duly signed stock power, endorsed in blank, covering the Restricted Shares. The Board also may require that the stock certificates evidencing the Restricted Shares be held in custody by the Company until the Restricted Shares are fully vested.

               C. Unless otherwise determined by the Board at the time of grant, Restricted Shares shall have no dividend or voting rights until they are fully vested.

               D. Except as provided in Section 4.4, the vesting period for Restricted Shares shall be no shorter than three years unless performance-based conditions are imposed, in which case the vesting period shall be no shorter than one year.


                                   ARTICLE XII
                                   -----------

                                   Adjustments
                                   -----------

12.1 The Board shall make appropriate adjustments in the number of Shares available for issuance under the Plan, the number of Shares subject to outstanding Options and the Option Price of optioned Shares in order to give effect to changes in the Shares as a result of any merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split, or other similar event. The determination as to the method and extent of such adjustments shall be within the sole discretion of the Board.


                                  ARTICLE XIII
                                  ------------

                        Amendment or Termination of Plan
                        --------------------------------

13.1 The Board may at any time amend, suspend or terminate the Plan; provided, however, that no amendment to the Plan shall adversely affect any Award granted under the Plan without the consent of the holder thereof.

13.2 If the Plan is terminated, an outstanding Award shall continue in accordance with its terms except as is otherwise provided in Article XIV.


                                   ARTICLE XIV
                                   -----------

                                 Certain Events
                                 --------------

14.1 In the event Gibson consolidates with, merges into, or transfers all or substantially all of its assets to another corporation or corporations (a "successor corporation"), the successor corporation may obligate itself to continue this Plan and to assume all obligations under the Plan. In the event that the successor corporation does not obligate itself to continue this Plan as above provided, the Plan shall terminate effective upon such consolidation, merger or transfer, and any unexercised Option shall terminate and any unvested Restricted Shares shall be forfeited. If practical, Gibson shall give each holder of an Award twenty (20) days prior notice of any possible transaction which might terminate this Plan and any unexercised or unvested Awards.

14.2 In the event of a Change in Control (as defined in Section 14.3 below), all Options which are outstanding at the time of such event shall immediately become exercisable in full and all Restricted Shares shall become fully vested and freed of any restrictions.

14.3 A Change in Control shall be deemed to have occurred if the conditions set forth in any one of the following subparagraphs shall have been satisfied:


               A. Any Person is or becomes the beneficial owner ("Beneficial Owner"), as defined in Rule 13d-3 of the Exchange Act, directly or indirectly, of securities of Gibson representing 30% or more of the combined voting power of Gibson's then outstanding securities; or

               B. During any period of two consecutive years (not including any period prior to the adoption of this Plan), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a Person who has entered into an agreement with Gibson to effect a transaction described in clause A., C. or D. of this definition) whose election by the Board or nomination for election by Gibson's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

               C. The stockholders of Gibson approve a merger or consolidation of Gibson with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of Gibson outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities prior to such merger or consolidation under an employee benefit plan of Gibson at least 50% of the combined voting power of the voting securities of Gibson or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of Gibson (or similar transaction) in which no Person acquires more than 50% of the combined voting power of Gibson's then outstanding securities; or

               D. The stockholders of Gibson approve a plan of complete liquidation of Gibson or an agreement for the sale or disposition by Gibson of all or substantially all of Gibson's assets.

         As used in this Paragraph, "Person" shall have the meaning given in
         Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (i) Gibson or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Gibson or any of its subsidiaries, which held stock of Gibson prior to the Change in Control, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, both immediately before and immediately after the Change in Control event, by the stockholders of Gibson in substantially the same proportions as their ownership of stock of Gibson.

14.4 The grant of Awards under the Plan shall in no way affect the right of Gibson to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

14.5 Notwithstanding the foregoing (unless otherwise provided in a separate agreement between the Company and an Eligible Employee), in the event the amounts deemed payable under this Article XIV, when added to all other payments by the Company to the holder of an Award, would, if made, constitute Excess Parachute Payments within the meaning of Sections 280G and 4999 of the Code, the amounts deemed payable by the Company under this Article shall be reduced by the amount deemed necessary to cause the holder to receive $1,000.00 less than three times the holder's Base Amount (as that term is defined in Code Section
         280G) from all such payments to the holder from the Company. In the event the amount of the payments exceeds the amount subsequently determined to have been due, the excess benefits over three times the Base Amount shall constitute a loan by the Company to the holder, payable on demand by the Company, with interest at a rate equal to 120% of the applicable federal rate determined under Section 1274 of the Code, compounded semi-annually.


                                   ARTICLE XV
                                   ----------

                                 Effective Date
                                 --------------

15.1 This Plan shall become effective on the date on which it is approved by the stockholders of Gibson. No Incentive Stock Option shall be granted pursuant to this Plan subsequent to March 22, 2009 or subsequent to any earlier date as of which this Plan is terminated.


                                   ARTICLE XVI
                                   -----------

                                  Miscellaneous
                                  -------------

16.1 Nothing contained in this Plan shall constitute the granting of an Award. Each Award shall be represented by a written Award agreement executed by both the Eligible Employee or Advisor and Gibson.

16.2 No Option may be transferred or exercised, and no Shares shall be issued and delivered upon exercise of an Option or in connection with the grant of Restricted Shares, unless and until Gibson has complied with all applicable securities laws, the listing requirements of any market or national securities exchange on which Gibson's Shares may then be traded and any other requirements of law. Any certificate representing Shares acquired under the Plan may bear such legends, as the Company deems advisable to assure compliance with all applicable laws and regulations.

16.3 To the extent deemed necessary or appropriate by the Board, an Award under the Plan shall contain provisions for the satisfaction of all applicable tax withholding requirements.

16.4 Nothing contained in this Plan or in any Award granted pursuant to it shall confer upon any person any right to continue in the employ of, as a director of or in any business relationship with the Company or to interfere in any way with the right of the Company to terminate a person's employment or business relationship with the Company at any time.

16.5 This Plan shall be construed and administered in accordance with and governed by the laws of the State of Delaware.

--------------------------------------------------------------------------------

                             GIBSON GREETINGS, INC.

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            The undersigned hereby appoints Harold L. Caldwell and Paul W. Farley, and each of them, attorneys with the powers which the undersigned would possess if personally present, including the power of substitution, to vote all shares of the undersigned at the Annual Meeting of Stockholders of Gibson Greetings, Inc. to be held at the Metropolitan Club, 50 E. RiverCenter Blvd., Covington, Kentucky, at 11:00 a.m., Eastern Daylight time, on August 26, 1999, and at any adjournments thereof.

            THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY SHALL BY VOTED FOR THE NOMINEES LISTED ON THE REVERSE SIDE. AS TO ANY OTHER MATTER OR IF ANY OF SAID NOMINEES ARE NOT AVAILABLE FOR ELECTION, SAID ATTORNEYS SHALL VOTE IN ACCORDANCE WITH THEIR BEST JUDGMENT.

                                    (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)



                                                GIBSON GREETINGS, INC.
                                                P.O. BOX 11084
                                                NEW YORK, N.Y. 10203-0084

--------------------------------------------------------------------------------

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

-----------------------------------------------------------------------------------------------------------------
    [        ]

1. To elect three directors.       FOR all nominees  [X]      WITHHOLD AUTHORITY to vote  [X]   * EXCEPTIONS  [X]
                                   listed below               for all nominees listed below


Nominees: Charles D. Lindberg, Albert R. Pezzillo and C. Anthony Wainwright
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT
NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions_______________________________________________________________________________________________________

2. To approve the Gibson Greetings, Inc. 1999 Stock     3. To consider, if presented at the meeting, a stockholder
   Incentive Plan.                                         proposal to declassify the Company's Board of Directors.

FOR    [X]      AGAINST    [X]       ABSTAIN    [X]
                                                           FOR    [X]      AGAINST    [X]       ABSTAIN    [X]
4. To transact any other business that properly may
   come before the meeting.

                                                           [X]  Mark here if you plan   Mark here for address  [X]
                                                                to attend the meeting.  change and note at left.

                                                                      IMPORTANT: Please date and sign exactly as
                                                                      name appears. If shares are held jointly,
                                                                      each stockholder named should sign.
                                                                      Executors, administrators, trustees, etc.
                                                                      should so indicate when signing. If the
                                                                      signer is a corporation, please sign full
                                                                      corporate name by duly authorized officer.

                                                                      Dated:_______________________________, 1999

                                                                      __________________________________________

                                                                      __________________________________________
                                                                             (Signature of Stockholder)

                                                                      VOTES MUST BE INDICATED [x]
PLEASE SIGN, DATE AND RETURN THE PROXY PROMPTLY                       (x) IN BLACK OR BLUE INK.
USING THE ENCLOSED ENVELOPE.

----------------------------------------------------------------------------------------------------------------

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